Exhibit 5.1

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Entercom Radio, LLC 401 City Avenue, Suite 809 Bala Cynwyd, Pennsylvania 19004	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:	Registration Statement on Form S-4;
Exchange Offer for $220,000,000
Aggregate Principal Amount of 10 1/2% Senior Notes due 2019, Series B

Ladies and Gentlemen:

We have acted as special counsel to Entercom Radio, LLC, a Delaware limited liability company (the “Company”), in connection with the issuance of up to $220,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2019, Series B (the “Exchange Notes”), and the guarantees of the Exchange Notes (the “Guarantees”) by Entercom Communications Corp., a Pennsylvania corporation (the “Parent”), the subsidiaries of the Company set forth on Exhibit A-1 hereto (the “Delaware Corporate Guarantors”), the subsidiaries of the Company set forth on Exhibit A-2 hereto (the “Delaware LLC Guarantors” and, together with the Delaware Corporate Guarantors, the “Delaware Guarantors”), the subsidiary of the Company set forth on Exhibit A-3 hereto (the “New York Guarantor”) and the subsidiary of the Company set forth on Exhibit A-4 hereto (the “Massachusetts Guarantor, and together with the Parent, the Delaware Guarantors and the New York Guarantor, the “Guarantors”) under an indenture, dated November 23, 2011, including the Guarantees (collectively, the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). The Exchange Notes and Guarantees will be issued in exchange for the Issuer’s outstanding 10 1/2% Senior Notes due 2019, Series A (the “Outstanding Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.

December 19, 2011

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuer, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and, with respect to paragraphs 1 and 2 of this letter, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, as applicable, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters relating to the Parent under the law of Pennsylvania are addressed in the opinion of Drinker, Biddle & Reath LLP and various matters relating to the Massachusetts Guarantor under the law of Massachusetts are addressed in the opinion of Sullivan & Worcester LLP, each of which has been separately provided to you. We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Exchange Notes have been duly authorized by all necessary limited liability company action of the Issuer and, when executed, issued, authenticated and delivered by or on behalf of the Issuer in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.	The Guarantees of each of the Delaware Guarantors and the New York Guarantor have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Delaware Guarantors and the New York Guarantor.

3.	When executed in accordance with the terms of the Indenture and upon due execution, issuance, authentication and delivery of the Exchange Notes by or on behalf of the Issuer in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, the Guarantees will be the legally valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought, (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy, and (iv) we

December 19, 2011

express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06, Section 9.01(c) or Section 13.08 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights and (l) the severability, if invalid, of provisions to the foregoing effect.

With your consent, for purposes of the opinion rendered in paragraph 3, we have assumed that the Parent and the Massachusetts Guarantor are validly existing and in good standing under the laws of their states of organization, and have the power and authority to execute, deliver and perform their obligations under their Guarantees.

With your consent, we have assumed (a) that the Indenture (including the Guarantees) and the Exchange Notes (together with the Indenture, the “Operative Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Issuer, the Delaware Guarantors and the New York Guarantor, (b) that the Operative Documents constitute legally valid and binding obligations of the parties thereto other than the Issuer and each of the Guarantors, enforceable against each of them in accordance with their respective terms and (c) that the status of the Operative Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

EXHIBIT A-1

Delaware Corporate Guarantors

Entercom Capital, Inc.

Entercom Incorporated

EXHIBIT A-2

Delaware LLC Guarantors

Entercom Austin, LLC

Entercom Austin License, LLC

Entercom Boston, LLC

Entercom Boston License, L.L.C.

Entercom Springfield, LLC

Entercom Springfield License, LLC

Entercom California, LLC

Entercom Denver, LLC

Entercom Denver License, LLC

Entercom Gainesville, LLC

Entercom Gainesville License, LLC

Entercom Greensboro, LLC

Entercom Greensboro License, LLC

Entercom Greenville, LLC

Entercom Greenville License, LLC

Entercom Indianapolis, LLC

Entercom Indianapolis License, LLC

Entercom Kansas City, LLC

Entercom Kansas City License, LLC

Entercom Madison, LLC

Entercom Madison License, LLC

Entercom Memphis, LLC

Entercom Memphis License, LLC

Entercom Milwaukee, LLC

Entercom Milwaukee License, LLC

Entercom New Orleans, LLC

Entercom New Orleans License, LLC

Entercom Buffalo, LLC

Entercom Buffalo License, LLC

Entercom Rochester, LLC

Entercom Rochester License, LLC

Entercom Norfolk, LLC

Entercom Norfolk License, LLC

Entercom Portland, LLC

Entercom Portland License, LLC

Entercom Providence, LLC

Entercom Providence License, LLC

Entercom Sacramento License, LLC

Entercom San Francisco License, LLC

Entercom Seattle, LLC

Entercom Seattle License, LLC

Entercom Wichita, LLC

Entercom Wichita License, LLC

Entercom Wilkes-Barre Scranton, LLC

Entercom Properties, LLC

Delaware Equipment Holdings, LLC

EXHIBIT A-3

New York Guarantor

Entercom New York, Inc.

EXHIBIT A-4

Massachusetts Guarantor

Entercom Boston 1 Trust